EXHIBIT 5

File Number: 0145225

O’Melveny & Myers LLP	T: +1-415-984-8700
Two Embarcadero Center 28th Floor	F: +1-415-984-8701
San Francisco, CA 94111	omm.com

April 14, 2022

Cepton, Inc.

399 West Trimble Road
San Jose, California 95131

Re:	Registration of Securities of Cepton, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 33,978,638 shares of Common Stock of Cepton, Inc., a Delaware corporation (the “Company”), par value $0.00001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 15,123,142 of such Shares to be issued or delivered pursuant to the Cepton, Inc. 2022 Equity Incentive Plan, up to 3,080,960 of such Shares to be issued or delivered pursuant to the Cepton, Inc. Employee Stock Purchase Plan, and up to 15,774,536 of such Shares to be issued or delivered pursuant to the Cepton Technologies, Inc. Stock Incentive Plan, you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and my consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the applicable plan and relevant agreements duly authorized by and in accordance with the terms of the plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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